EXHIBIT 3.1

ARTICLE V

The total authorized number of shares of the Corporation shall be 24,000,000 common shares of the par value of ten cents (10¢) per share.

The shareholders shall have no preemptive or other rights to subscribe for any shares, or securities convertible into shares of the Corporation.

There shall be no cumulative voting of shares of the Corporation.

The Board of Directors is hereby authorized and empowered to accept or reject subscriptions for shares made after incorporation and to issue authorized but unissued shares from time to time for such consideration as the Board of Directors may determine, but not less than the par value of the shares so issued.

The Board of Directors is hereby authorized and empowered to fix the terms, provisions and conditions of options, warrants or rights to purchase or subscribe for shares of the Corporation, including the price or prices at which shares may be purchased and to authorize the issuance thereof.

At the Effective Time (as defined below), every one (1) outstanding share of the Corporation’s common shares will be converted into 0.20 shares of fully paid and non-assessable common shares.  The occurrence of conversion set forth above shall be referred to herein as the “Reverse Stock Split.”   In accordance with Minnesota Statutes Section 302A.423, no fractional shares shall be issued as a result of the Reverse Stock Split, and the Corporation shall pay in cash the fair value of such fraction of a share as of the consummation of the Reverse Stock Split as determined by the Corporation’s Board of Directors.  Each outstanding stock certificate of the Corporation that represented one or more shares of the Corporation’s common shares shall immediately after the Reverse Stock Split represent that number of common shares equal to the product obtained by multiplying (x) the number of shares represented on such certificate by (y) 0.20, rounded down to the nearest whole number.  The Reverse Stock Split shall become effective at the close of business February 26, 2010 (the “Effective Time”).